                                                                    EXHIBIT 99.3

                                  LAW OFFICES
                             HILL & KERTSCHER, LLP

                                  OVERLOOK III
                             2859 PACES FERRY ROAD
                                   SUITE 750
                             ATLANTA, GEORGIA 30339

                                  770-953-0995
                             FACSIMILE 770-953-1358


PETER F. SCHOENTHALER                                     E-MAIL: pfs@hklaw.org

                               February 25, 2003


VIA FACSIMILE

Mr. Jesus Lago
Berkovits, Lago & Co., LLP
8211 West Broward Blvd., Suite 340
Fort Lauderdale, FL 33324

         Re:   Syndicated Food Service International, Inc.

Dear Jesus:

         This correspondence is in response to your email of February 25, 2003 and is a restatement of the Company's position as set forth in my response email of the same date.

         In your email, you state: "I have spoken to my SEC legal counsel and he could not understand why there was so much information included in the Form
8-K. At this point I can revise to just make reference to the September 12, 2002 memo and state to refer to the exhibit."

         As I indicated in my response email, I'm not sure I understand your comments. The answer to your first comment is simply that the Company is providing the disclosures required by Item 304(a) of Regulation S-K. With respect to your second comment, much of the information that was included on the 8-K was taken directly from your September 12, 2002 memo. In fact, Section
(a)(1)(v) tracks the September 12, 2002 memo in detail. Given the fact that your September 12, 2002 letter was used as the basis for Section (a)(1)(v), I'm a little confused about exactly what Berkovits disagrees with in the 8-K, especially with respect to Section (a)(1)(v) and its subparts. Secondly, because of that, I'm not sure how referencing the September 12 document clarifies what items Berkovits disagrees with respect to Section (a)(1)(v) and its subparts.

         The regulations require that the Company must request that your firm state what aspects of the disclosure your firm agrees with and if your firm does not agree to state in what respects your firm disagrees with the disclosures in the 8-K. That is what we are asking -- that you provide clarification with respect to those items with which you disagree, specifically Items (a)(1)(iv) and (a)(1)(v).

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                    [LAW OFFICES HILL & KERTSCHER, LLP LOGO]


Jesus Lago
Page: 2 of 2
February 25, 2003


     One note with respect to Item (a)(l)(iv), the Company is unaware of any disagreements between the Company and Berkovits on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure with respect to the years at issue. I think the Company is entitled to, and the regulations call for, clarification as to what disagreements exist(ed), if any, between the Company and your firm. As previously mentioned, the Company is not aware of any such disagreements and if you are taking the position that disagreements existed, you should disclose them to the Company and the investing public.

     Accordingly, we await a revised letter from your firm. Thank you and call me with any questions.


                                   Sincerely,

                                   /s/ Peter F. Schoenthaler

                                   Peter F. Schoenthaler


PFS/nmw